Via mail, e-mail and facsimile
October 12, 2005
Sy Jacobs, Managing Member
Jacobs Asset Management, LLC
JAM Managers, LLC
General Partner for JAM Partners, L.P.
One Fifth Avenue
New York, NY 10003
Dear Mr. Jacobs,
The Directors of Century Bancorp, Inc., at their regularly scheduled Board meeting of October 11, 2005, reviewed your correspondence and asked that I respond on their behalf to your letters of September 15, 2005 and October 10, 2005.
The Directors affirmed their support for operating Century as one of the few independent Massachusetts community banks and support the Company’s plans, which focus on both short-term profitability and long-term growth, as well as the interests of all of Century’s constituencies.
The Directors will be happy to consider any specific suggestions you may have as to how the Bank might improve operating results. They continue to believe that all constructive comments and suggestions you may have can be best communicated between us in writing through me and that a meeting would be inappropriate.
Sincerely yours,
/s/ Paul V. Cusick, Jr.

Paul V. Cusick, Jr.

Vice President and Treasurer